EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-119929) and related joint proxy statement/prospectus of Lakers Holding Corp. related to LifePoint Hospitals, Inc.’s merger with Province Healthcare Company and to the incorporation by reference therein of our report dated February 13, 2004 (except Notes 1, 3 and 12, as to which the date is October 26, 2004) with respect to the consolidated financial statements of LifePoint Hospitals, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in its Current Report (Form 8-K) filed with the Securities and Exchange Commission on December 8, 2004.

/s/ Ernst & Young LLP

Nashville, Tennessee
February 18, 2005